THIS PROMISSORY NOTE IS SUBJECT TO THE TERMS OF THAT CERTAIN AMENDED AND RESTATED SUBORDINATION AND INTERCREDITOR AGREEMENT AMONG LATERAL JUSCOM FEEDER LLC, THE OBLIGOR, BRIAN MCMAHON, AND THE HOLDER DATED AS OF JULY 2, 2019 AS SUCH SUBORDINATION AND INTERCREDITOR AGREEMENT MAY BE AMENDED, RESTATED, REPLACED, SUPPLEMENTED, OR OTHERWISE MODIFIED FROM TIME TO TIME (THE “SUBORDINATION AND INTERCREDITOR AGREEMENT”).

AMENDED AND RESTATED PROMISSORY NOTE

$1,046,499.85	July 2, 2019

This Note amends and restates the Promissory Note, dated as of February 12, 2019 (the “Original Note”), by Obligor (as hereinafter defined) in favor of the Holder (as hereinafter defined). This Note is not being given by the Obligor or accepted by the Holder in satisfaction of said indebtedness or as a novation with respect thereto. The undersigned, FTE Networks, Inc., a Nevada corporation (the “Obligor”), hereby promises to pay to Fred Sacramone (the “Holder”), with an address at 34 Haas Road, Basking Ridge, NJ 07920, subject to the terms and conditions set forth herein and in the manner and at the place hereafter set forth, the principal sum of One Million Forty Six Thousand Four Hundred Ninety Nine Dollars and Eighty Five Cents ($1,046,499.85) (the “Principal Amount”), which such amount shall be paid in accordance herewith, together with interest accrued thereon, computed at the rate of Twelve percent (12%) per annum on the outstanding, unpaid Principal Amount of the Original Note, from February 12, 2019 until the date such outstanding Principal Amount of this Promissory Note (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, this “Note”) has been paid in full. The Obligor and the Holder are sometimes hereinafter collectively called the “Parties” and each individually called a “Party”. The “Obligations” include the outstanding Principal Amount, together with any accrued and unpaid interest thereon and all fees, costs and expenses owed to the Holder under this Note, whether incurred before or after the commencement of a proceeding under the U.S. Bankruptcy Code.

1. Repayment. Subject to the terms of the Senior Credit Agreement (as defined in the Subordination and Intercreditor Agreement) and the Subordination and Intercreditor Agreement, the Obligor shall pay the Principal Amount on the earliest to occur (the “Maturity Date”) of (a) September 30, 2020, (b) the acceleration of the maturity of this Note by the Holder upon the occurrence of an Event of Default (as defined below), and (c) a Sale of Obligor (as defined below), in each case subject to the terms of the Subordination and Intercreditor Agreement. All accrued and unpaid interest on the Original Note as of July 2, 2019 (the “Effective Date”) shall be paid by capitalizing such interest and adding it to the Principal Amount on July 2, 2019. For the avoidance of doubt, the Principal Amount of the date hereof is $1,046,499.85. Thereafter, accrued and unpaid interest shall be payable in arrears in cash on the last day of each month (each, an “Interest Payment Date”). If the date on which any payment is due hereunder falls on a day other than a Business Day, the payment thereof shall be extended to the next Business Day. For the purposes of this Note, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable law to be closed. Monthly cash payments, if any, on the Principal Amount shall be made in accordance with Section 1.8(d) of that certain Amended and Restated Credit Agreement, dated as of July 2, 2019, among the Obligor, its subsidiaries party thereto, Lateral Juscom Feeder LLC, as administrative agent, and the lenders from time to time party thereto.

2. Interest. Interest shall be computed on the unpaid Principal Amount hereunder on the basis of a year composed of three hundred sixty-five (365) days, but shall accrue and be payable for the actual number of days during which the Principal Amount is outstanding and shall be compounded quarterly by capitalizing such interest quarterly. Accrued but unpaid interest shall be payable in accordance with Section 1.

3. Location of Payment. The payments due under this Note shall be paid in lawful money of the United States of America in immediately available funds and delivered to the Holder by wire transfer to an account of the Holder designated in writing by the Holder for such purpose or, if no such account is so designated by the Holder, then by check to the Holder at the address set forth above.

4. Prepayment.

a.	Voluntary. Subject to the terms of the Senior Credit Agreement and the Subordination and Intercreditor Agreement, the Obligor shall have the right to prepay all or any part of the balance of the Obligations, without penalty or premium, provided that any such prepayment of the Obligations shall be applied, subject to the Subordination and Intercreditor Agreement, first, to fees, expenses and other amounts due under this Note (excluding principal and interest), if any, second, to accrued and unpaid interest on the Principal Amount to the date of such prepayment, and third, to the Principal Amount.

b.	Mandatory. Subject to the terms of the Senior Credit Agreement and the Subordination and Intercreditor Agreement, on or prior to the tenth (10th) Business Day after the date on which the Obligor incurs indebtedness of an amount greater than Fifteen Million Dollars ($15,000,000.00), the Obligor shall, without penalty or premium, prepay the balance of the Obligations, provided that any such prepayment of the Obligations shall be applied, subject to the Subordination and Intercreditor Agreement, first, to fees, expenses and other amounts due under this Note (excluding principal and interest), if any, second, to accrued and unpaid interest on the Principal Amount to the date of such prepayment, and third, to the Principal Amount.

5. [reserved].

6. Events of Default. For purposes of this Note, each of the following shall constitute an “Event of Default” hereunder:

(a) the failure of the Obligor to make any payment when due of the outstanding, unpaid principal amount on this Note, whether at maturity, upon acceleration or otherwise;

(b) the failure of the Obligor to make any payment of interest on this Note, or any other amounts due under this Note (other than principal) when due, whether on an Interest Payment Date, at maturity, upon acceleration or otherwise, or the failure of the Obligor to perform or comply with any other duty or obligation of the Obligor under this Note, and such failure continues for more than thirty (30) days after delivery by the Holder of written notice thereof;

(c) [reserved];

(d) there shall have occurred an acceleration of the stated maturity of the Senior Debt (as defined in the Subordination and Intercreditor Agreement;

(e) if the Obligor shall admit in writing that it cannot pay its debts generally as they become due;

(f) if the Obligor files a petition to take advantage of any bankruptcy or insolvency law;

(g) an order, judgment or decree is entered adjudicating the Obligor or any affiliate thereof as bankrupt or insolvent; or any order for relief with respect to the Obligor or any affiliate thereof is entered under the U.S. Bankruptcy Code or any other bankruptcy or insolvency law; or the Obligor or any affiliate thereof petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Obligor or any affiliate thereof or of any substantial part of the assets of the Obligor or any affiliate thereof, or commences any proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Obligor or any affiliate thereof and either (i) the Obligor or such affiliate by any act indicates its approval thereof, consents thereto or acquiescence therein or (ii) such petition application or proceeding is not dismissed within sixty (60) days;

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(h) if any general assignment for the benefit of the Obligor’s creditors shall be made;

(i) there shall occur any default or material breach by the Obligor or its affiliates under this Note which default or breach remains uncured for a period of thirty (30) days following the Obligor’s receipt of an initial written notice from Holder to Obligor of the occurrence or existence of such default or breach;

(j) [reserved];

(k) [reserved]; or

(l) any provision of this Note shall for any reason not be now or cease to be in the future, valid, binding and enforceable in accordance with its terms, and any of such conditions remains uncured for a period of fifteen (15) days following the Obligor’s receipt of an initial written notice from Holder to Obligor of the occurrence or existence of such condition.

For so long as any Obligation under this Note remains outstanding (other than inchoate indemnity obligations), the Obligor covenants and agrees with the Holder that, unless otherwise approved by the Holder in its sole discretion, the Obligor will and will cause each of its subsidiaries to, at all times promptly notify the Holder in writing of (i) the occurrence of an Event of Default, (ii) the occurrence of any event or condition which, with the giving of notice or the lapse of time (or both) would constitute an Event of Default and (iii) the occurrence of any event of default under any documentation governing indebtedness.

7. Consequences of the Occurrence of an Event of Default.

(a) If an Event of Default set forth in Section 6(a) through 6(d), and 6(i) through 6(l) has occurred and is continuing, the Holder may, subject to the terms and conditions of this Note, declare all or any portion of the outstanding, unpaid Principal Amount, accrued interest, and other amounts owing under this Note, due and payable and demand immediate payment thereof in cash, and, under such circumstances. Subject to the terms of the Senior Credit Agreement and the Subordination and Intercreditor Agreement, if the Holder demands immediate payment thereof, the Obligor shall immediately pay to the Holder the such amounts requested to be paid. Upon the occurrence of any Event of Default as defined under Section 6(e) through 6(h), the outstanding, unpaid Principal Amount, accrued interest, and other amounts owing under this Note shall automatically become immediately due and payable in full, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Obligor.

(b) Outstanding and unpaid Principal Amount and, to the extent permitted by applicable law, overdue interest and fees or any other amounts payable under this Note shall bear interest from and including the due date thereof until paid at a rate per annum equal to fifteen percent (15%) or the highest interest rate permitted by applicable law, whichever is lower (the “Default Rate”). Upon an Event of Default, the outstanding and unpaid Principal Amount shall bear interest at the Default Rate until such time as the Event of Default has been cured or waived.

(c) The Obligor shall pay to the Holder the reasonable attorneys’ fees and disbursements and all other reasonable out-of-pocket costs incurred by the Holder in order to collect amounts due and owing under this Note or otherwise to enforce the Holder’s rights and remedies hereunder.

8. Tax Treatment. The Holder and the Obligor agree to treat this Note and the Obligations evidenced hereby as indebtedness for federal, state, local and foreign tax purposes.

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9. No Impairment. The Obligor will not by amendment of its certificate of incorporation or bylaws, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, willfully avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder under this Note against wrongful impairment.

10. Governing Law and Venue. This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. In the event of any conflict between any provision of this Note and the Subordination and Intercreditor Agreement, the Subordination and Intercreditor Agreement shall control.

11. Amendments; Waiver. All amendments to this Note must be in writing and signed by the Holder and the Obligor. No delay or omission on the part of the Holder in exercising any right of the Holder hereunder shall operate as a waiver of such right or of any other right of the Holder under this Note. No waiver of any right of the Holder contained in this Note shall be effective unless in writing and signed by the Holder, nor shall a waiver on one occasion be construed as a waiver of any such right on any future occasion. Without limiting the generality of the foregoing, the acceptance by the Holder of any late payment shall not be deemed to be a waiver of the Event of Default arising as a consequence thereof. The Obligor waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

12. Assignment. The rights and obligations of Obligor and Holder shall be binding upon and benefit the successors and permitted assigns and transferees of Obligor and Holder; provided, that Obligor shall not be permitted to assign this Note or its rights or obligations hereunder without the prior written consent of the Holder in each instance, in the Holder’s sole and absolute discretion, and provided, further, that, in no event shall Holder sell, exchange, assign, pledge, hypothecate, transfer or otherwise dispose (each, a “Transfer”) of this Note or any interest of Holder therein without Obligor’s prior written consent, in its sole and absolute discretion. In the event of any permitted Transfer hereunder, (i) the Holder agrees to pay for all costs associated with documenting, implementing or otherwise accommodating such Transfer, including without limitation, any cost incurred in connection with the issuance of a replacement note as required under Section 15(c), (ii) each prospective Holder shall be, and shall provide a representation that it is, entering into such Transfer for its own account and not with a view to, or for sale in connection with, any subsequent distribution), and (iii) each prospective Holder shall become a party to this Note (or any replacement note). Any Transfer by the Holder or assignment by the Obligor made other than in strict accordance with this Section 12 shall be null and void. Any permitted transferee of the Holder’s rights and obligations under this Note in accordance with this Section 12 shall be deemed to be the “Holder” for purposes of this Note.

13. Notice. All notices and other communications given or made pursuant to this Note shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) two (2) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (c) upon receipt after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Holder at the address set forth above, or to the Obligor as follows:

FTE Networks, Inc.

237 West 35th Street

Suite 901

New York, NY 10001

Attn.: Chief Financial Officer

Facsimile: 877-781-2583

or to such address as may be subsequently provided by a Party by written notice to the other Party given in accordance with this Section 13.

14. Certain Definitions.

(a) “Person” mean any individual, corporation, limited liability company, general or limited partnership, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).

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(b) “Sale of Obligor” means (i) the acquisition of the Obligor by another Person or group of related Persons by means of any transaction or series of related transactions (including any acquisition of Obligor securities or derivative securities, reorganization, merger or consolidation, but excluding (x) any issuance and sale by the Obligor, in one transaction or a series of related transactions, of Obligor securities or derivative securities having less than a majority of the total voting power represented by the outstanding voting securities of the Obligor or (y) any issuance and sale by the Obligor of obligor securities or derivative securities for capital raising purposes, provided that in connection with either clause (x) or (y) above no proceeds are distributed to security holders of the Obligor or are used to repurchase or redeem any securities of the Obligor in connection with such transaction or within 12 months thereafter) after the consummation of which the holders of the voting securities of the Obligor outstanding immediately prior to such transaction or series of related transactions own, directly or indirectly, less than a majority of the total voting power represented by the outstanding voting securities of the Obligor or such other surviving or resulting entity (or if the Obligor or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent) immediately after such transaction or series of related transactions; (ii) a sale, lease or other disposition of all or more than 50% of the assets of the Obligor and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Obligor; or (iii) any bankruptcy, liquidation, dissolution or winding up of the Obligor whether voluntary or involuntary.

15. Miscellaneous.

(a) With regard to all dates and time periods set forth or referred to in this Note, time is of the essence. Unless specified otherwise, any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days (and not Business Days), provided, however, that if the last day for taking such action falls on a weekend or a holiday in New York, New York, the period during which such action may be taken shall be automatically extended to the next Business Day.

(b) Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of the Holder in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by the Holder of any right or remedy preclude any other right or remedy.

(c) The Obligor or the Holder (i) may, but shall not be obligated to, request in writing the issuance of a replacement note to evidence any increases or decreases in the balance of the Principal Amount pursuant to Sections 1 and 4, (ii) shall request in writing the issuance of a replacement note to evidence any permitted assignment pursuant to Section 12, and (iii) shall request in writing the issuance of a replacement note to evidence the mutilation, destruction, loss or theft of this Note (or any replacement note) and the ownership thereof, in each case, such replacement note being identical in form and substance in all respects to this Note (other than to reflect such changes as set forth in this Section 15(c)). Upon any such request or requirement, the Obligor shall issue such replacement notes and the Holder(s) of this Note or such replacement notes shall return such notes to be replaced to the Obligor, in each case marked “cancelled”, or deliver to the Obligor a lost note indemnity form in substance satisfactory to the Obligor and, with respect to any replaced notes, such notes shall thereafter be deemed no longer unpaid and/or outstanding hereunder.

(d) After the Principal Amount and all interest due thereon, and any other amounts at any time owed on this Note has been paid in full (or deemed paid in full), this Note shall be surrendered to the Obligor for cancellation and shall not be reissued.

(e) Notwithstanding any business or personal relationship between the Obligor and the Holder, or any officer, director, member, manager or employee of the Holder, that may exist or have existed, the relationship between the Obligor and the Holder under and with respect to this Note is solely that of debtor and creditor, the Holder has no fiduciary or other special relationship with the Obligor by virtue of this Note, the Obligor and the Holder are not partners or joint venturers, and no term or condition of any of this Note will be construed so as to deem the relationship between the Obligor and the Holder to be other than that of debtor and creditor.

Paragraph and Section headings are for the convenience of reference only and are not a part of this Note and shall not affect its interpretation.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Obligor has caused this Note to be executed as of the Effective Date.

“OBLIGOR”:

FTE NETWORKS, INC.

By:
Name:
Title: